Exhibit 99.1

RYMAN HOSPITALITY DECLARES SPECIAL DIVIDEND;

MAJOR STEP IN PLANNED REIT CONVERSION

NASHVILLE, Tenn. (November 2, 2012) – Ryman Hospitality Properties, Inc. (NYSE: RHP) today announced that its board of directors declared a special dividend in the amount of $6.84 per share of common stock, or an aggregate of $309.7 million based on shares outstanding, in connection with Ryman Hospitality Properties’ plan to qualify as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013. The special dividend is part of the Company’s plan to distribute its previously undistributed accumulated earnings and profits attributable to tax periods ending prior to January 1, 2013. The special dividend is payable to stockholders of record as of November 13, 2012, resulting in an ex-dividend date of November 8, 2012 under New York Stock Exchange guidelines. Ryman expects to pay the special dividend on December 21, 2012.

Stockholders will have the option to elect to receive the special dividend in cash or shares of common stock, with the total amount of cash payable to stockholders limited to a maximum of 20 percent, or approximately $61.9 million, of the total value of the special dividend. If the total amount of cash elected by stockholders exceeds 20 percent of the total value of the special dividend, the available cash will be prorated among those stockholders who elect to receive cash, and the remaining portion of the special dividend will be paid in shares of common stock. Stockholders who do not make a timely election will receive their special dividend in shares of common stock. The total number of shares of common stock to be distributed will be determined based on stockholder elections and the average closing price per common share on the New York Stock Exchange on the three trading days following December 7, 2012, the date that election forms are due.

“The special dividend brings us one step closer to completing our conversion to a REIT effective January 1, 2013,” said Colin Reed, chairman, CEO and president of Ryman Hospitality Properties. “We believe the REIT structure will support our strategic direction and the tax efficiency of the REIT structure will provide a benefit to our shareholders.”

Promptly after November 13, 2012, election forms and materials will be mailed to registered stockholders. Election forms must be received by Ryman’s transfer agent by December 7, 2012.

Registered stockholders who have questions regarding the special dividend election may contact Computershare Shareholder Services at 1-877-581-5548. If your shares are held by a bank, broker or nominee and you have questions regarding the special dividend election, please contact such bank, broker or nominee.

In addition, as a result of declaring the special dividend, effective immediately after the opening of business on November 8, 2012, the conversion rate of Ryman’s outstanding 3.75 percent convertible notes due 2014 will adjust from a conversion rate of 36.6972 per $1,000 principal amount of notes, which is equivalent to a conversion price of $27.25 per share, to 44.4492 per $1,000 principal amount of notes, which is equivalent to a conversion price of $22.50 per share.

Pursuant to customary anti-dilution adjustments, effective at the opening of business on November 8, 2012, the strike price of our call options related to the convertible notes will be adjusted to $22.50 per share of common stock and the exercise price of the common stock warrants we issued will be adjusted in a similar manner.

Ryman also noted that its board of directors elected Colin Reed, our Chairman and Chief Executive Officer, to the additional office of President of the company effective November 2, 2012.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), formerly known as Gaylord Entertainment Company, a leading hospitality and entertainment company based in Nashville Tennessee, is in the process of restructuring its assets and operations in order to elect to be taxed as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013, at which time, Ryman Hospitality Properties intends to specialize in group-oriented, destination hotel assets in urban and resort markets. Ryman Hospitality Properties’ owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International under the Gaylord Hotels brand. Other owned assets, managed or to be managed by an independent third-party manager prior to the REIT election, include Gaylord Springs Golf Links, the Wildhorse

Saloon, the General Jackson Showboat and the Radisson Hotel Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. Ryman Hospitality Properties also owns and operates a number of media and entertainment assets including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected form, timing and amount of the special dividend, and the Company’s expectation to elect REIT status and the timing and effect of that election. Actual results may differ materially from those indicated in forward-looking statements as a result of various important factors, including: completing the management transfer of the Radisson Hotel to Marriott, the Company’s ability to realize cost savings and revenue enhancements from the Marriott transaction and REIT conversion, the Company’s ability to execute its strategic goals as a REIT, the expected form, timing and amount of the special dividend and the Company’s ability to qualify as a REIT effective as of January 1, 2013 or at all, and, to maintain that qualification.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Patrick Chaffin, Senior Vice President of Asset Management	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com